Exhibit 10.4
AGREEMENT OF PURCHASE
AND SALE
dated as of June 17, 2010
between
HOLTSVILLE HOTEL GROUP LLC,
a Delaware limited liability company
and
FB HOLTSVILLE UTILITY LLC,
a Delaware limited liability company
as Seller,
and
CHATHAM HOLTSVILLE RI LLC,
a Delaware limited liability company
as Purchaser
Residence Inn Long Island Holtsville
Holtsville, New York

Page No.
10.15 No Third-Party Beneficiary	32
10.16 Waiver of Jury Trial	32
10.17 Exculpation	32
10.18 Title Company	32
10.19 Prevailing Party	34
10.20 [Intentionally Deleted]	34
10.21 Brokerage	34
10.22 Exchange Provisions	35
10.23 No Recording	35
10.24 No Continued Marketing of the Hotel for Sale	35

LIST OF EXHIBITS

Exhibit A — Seller and Property
Exhibit B — Legal Descriptions of Land
Exhibit C — Insurance Policies
Exhibit D — Operative Agreements
Exhibit E — Existing Warranties and Guaranties
Exhibit F — Form of Assignment and Assumption Agreement (Operative Agreements)
Exhibit G — Form of Assignment and Assumption Agreement (Ground Leases)
Exhibit H — Form of Bill of Sale (Inventory)
Exhibit I — Form of Bill of Sale (Personal Property)
Exhibit J — Form of Deed
Exhibit K — Permitted Exceptions
Exhibit L — Wiring Instructions
Exhibit M — Form of Representative Letter
Exhibit N — Form of Utility Assignment Assumption Agreement (Utility Operative Agreements)
Exhibit O — Form of Utility Assignment Assumption Agreement (Utility Ground Lease)
Exhibit P — Form of Utility Bill of Sale
Exhibit Q — Form of Utility Deed
Exhibit R — Utility Insurance Policies
Exhibit S — Utility Operative Agreements
Exhibit T — Term Sheet for Ground Lease Amendment
Exhibit U — Term Sheet for Three Party Agreement

AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), dated as of the 17th day of June, 2010, between HOLTSVILLE HOTEL GROUP LLC, a Delaware limited liability company (the “Hotel Seller”) FB HOLTSVILLE UTILITY LLC, a Delaware limited liability company (the “Utility Seller” and, together with the Hotel Seller, the “Seller”), and CHATHAM HOLTSVILLE RI LLC, a Delaware limited liability company (the “Purchaser”), provides:
ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions.
     The following terms shall have the indicated meanings:
     “Act of Bankruptcy” means if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any limited liability company, trust or corporate action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.
     “Additional Deposit” has the meaning set forth in Section 2.2.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Assignment and Assumption Agreement (Operative Agreements)” means the assignment and assumption agreement whereby the Hotel Seller assigns and the Purchaser’s Hotel Lessee assumes the Operative Agreements, in the form annexed hereto as Exhibit F.
     “Assignment and Assumption Agreement (Ground Leases)” means the assignment and assumption agreement whereby the Hotel Seller assigns and Purchaser assumes the lessor’s interest in the Holtsville Retail Ground Lease and the Holtsville Utility Ground Lease, in the form annexed hereto as Exhibit G.
     “Authorizations” means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.
     “Bill of Sale (Inventory)” means the bill of sale conveying title to the Inventory to the Purchaser’s Hotel Lessee, in the form annexed hereto as Exhibit H.
     “Bill of Sale (Personal Property)” means the bill of sale conveying title to the Tangible Personal Property, and the Intangible Personal Property, to the extent assignable, from the Hotel Seller to the Purchaser, in the form annexed hereto as Exhibit I.
     “Closing” means a consummation of a purchase and sale of the Property and the Utility Property pursuant to this Agreement.
     “Closing Date” means the date on which a Closing occurs, but in no event later than the dates identified in Section 6.1.
     “Commission” has the meaning set forth in Section 3.19.
     “Deed” means a bargain and sale deed [with] covenants against grantor’s acts conveying title to the Real Property from the Hotel Seller to the Purchaser, subject only to Permitted Title Exceptions, taxes not yet due and payable and matters identified by the Survey, in the form attached hereto as Exhibit J.
     “Deposit” has the meaning set forth in Section 2.2.
     “Executive Order” has the meaning set forth in Section 3.25.
     “FIRPTA Certificate” means the affidavit of the Hotel Seller, pursuant to Section 1445 of the Internal Revenue Code, certifying that the Hotel Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in such form and substance as the Purchaser and the Hotel Seller shall mutually agree.
     “Franchise Agreement” means that certain Franchise Agreement dated as of February 3, 2003originally between Licensor and Holtsville Hotel Associates, LLC.
     “Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     “Government List” has the meaning set forth in Section 3.25.
     “Hazardous Substances” has the meaning set forth in Section 3.17.
     “Holtsville Retail Ground Lease” has the meaning set forth in Section 3.23.

     “Holtsville Utility Ground Lease” has the meaning set forth in Section 3.22.
     “Hotel” means the hotel named on Exhibit A hereto and the related amenities and appurtenances thereto.
     “Hotel Land” means the Land excluding the portion thereof leased under the Holtsville Retail Ground Lease and the Holtsville Utility Ground Lease.
     “Hotel Seller” has the meaning set forth in the preamble hereto.
     “Improvements” means the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Hotel Land.
     “Initial Deposit” has the meaning set forth in Section 2.2.
     “Insurance Policies” means those certain policies of insurance described on Exhibit C attached hereto.
     “Intangible Personal Property” means all intangible personal property owned by the Hotel Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, to the extent of Hotel Seller’s rights therein, the right to use the trade name associated with the Property and all variations thereof (subject to the Licensor’s consent to the transfer of the Franchise Agreement), the Authorizations, escrow accounts (only to the extent that the Hotel Seller receives a credit for amounts in any escrow accounts), general intangibles, business records, plans and specifications, surveys pertaining to the Real Property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property (to the extent transferable), any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under Section 6.5, excluding (a) any of the aforesaid rights the Purchaser elects not to acquire, (b) the Hotel Seller’s cash on hand, in bank accounts and invested with financial institutions, and (c) accounts receivable except for the above described share of the Tray Ledger.
     “Inventory” means all inventory located at the Hotel and owned by the Hotel Seller, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date.
     “Knowledge” shall mean the actual knowledge of Susan Griffin after discussions with the manager of the Hotel, without any other duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

     “Land” means the land legally described on Exhibit B attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining thereto, now or hereafter acquired.
     “Licensor” means Marriott International, Inc.
     “Management Agreement” means that certain Development and Management Agreement by and between Manager and Hotel Seller (as successor in interest to Holtsville Hotel Associates, LLC, a Delaware limited liability company), dated as of August 25, 2003, as assigned to the Hotel Seller, respecting the management of the Property.
     “Manager” means Colwen Management, Inc.
     “Operative Agreements” means those contracts, supply contracts, leases and other agreements listed on Exhibit D annexed hereto.
     “Owner’s Title Policy” means an owner’s policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the Purchaser’s ownership of fee simple title to the Real Property subject only to Permitted Title Exceptions.
     “Permitted Title Exceptions” means (i) those items listed on Exhibit K attached hereto, and (ii) those exceptions to title to the Real Property and the Utility Improvements that are not objected to or deemed waived by the Purchaser as provided for in Section 2.3 hereof.
     “PIP” means the property improvement plan for the Hotel provided by the Licensor and applied for by the Seller in connection with the transaction contemplated by this Agreement.
     “Property” means, collectively, the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.
     “Purchase Price” means Twenty-One Million Three Hundred Thousand and No/Dollars ($21,300,000.00).
     “Purchaser” has the meaning set forth in the Preamble hereto.
     “Purchaser’s Hotel Lessee” means Chatham Holtsville RI Leaseco LLC, a Delaware limited liability company.
     “REA” has the meaning set forth in Section 3.24.
     “Real Property” means the Land and the Improvements.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller’s Organizational Documents” means the current limited liability company agreements and certificates of formation of the Seller.
     “Sewage Facilities” means the sewage treatment facilities located on the land leased pursuant to the Holtsville Utility Ground Lease.

     “Study Period” means the period commencing at 9:00 a.m. on the date following the date hereof, and continuing through 5:00 p.m. on the date that is thirty (30) days from the date hereof.
     “Survey” has the meaning set forth in Section 2.3(d). If there is a discrepancy between the description of the Land attached hereto as Exhibit B and the description of the Land as shown on the Survey, the survey shall confirm that the separate property descriptions each identify the Property.
     “Survival Period” has the meaning set forth in the last paragraph of Article 3.
     “Tangible Personal Property” means the items of tangible personal property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on the Property or used in the operation of the Hotel and owned by the Hotel Seller, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date.
     “Title Company” means Chicago Title Insurance Company, through its Washington, DC office.
     “Tray Ledger” means the final night’s room revenue of the Hotel (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Hotel Seller), including any sales taxes, room taxes or other taxes thereon.
     “Utilities” means public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.
     “Utility Assignment and Assumption Agreement (Utility Operative Agreements)” means the assignment and assumption agreement whereby the Utility Seller assigns and the Utility Purchaser assumes the Utility Operative Agreements, in the form annexed hereto as Exhibit N.
     “Utility Assignment and Assumption Agreement (Utility Ground Lease)” means the assignment and assumption agreement whereby the Utility Seller assigns and the Utility Purchaser assumes the lessee’s interest in the Holtsville Utility Ground Lease, in the form annexed hereto as Exhibit O.
     “Utility Authorizations” means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Utility Property or any part thereof.
     “Utility Bill of Sale” means the bill of sale conveying title to the Utility Tangible Personal Property and the Utility Intangible Personal Property, to the extent assignable, from the Utility Seller to the Utility Purchaser in the form annexed hereto as Exhibit P.
     “Utility Deed” means a bargain and sale deed with covenants against grantor’s acts conveying title to the Utility Improvements from the Utility Seller to the Utility Purchaser,

subject only to Permitted Title Exceptions, taxes not yet due and payable and matters identified by the Survey, in the form attached hereto as Exhibit Q.
     “Utility FIRPTA Certificate” means the affidavit of the Utility Seller, pursuant to Section 1445 of the Internal Revenue Code, certifying that the Utility Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in such form and substance as the Purchaser and the Utility Seller shall mutually agree.
     “Utility Land” means the leasehold interest in the portion of the Land leased under the Holtsville Utility Ground Lease.
     “Utility Improvements” means the Sewage Facilities and all other buildings, improvements, fixtures and other items of real estate located on the Utility Land.
     “Utility Insurance Policies” means those certain policies of insurance described on Exhibit R attached hereto.
     “Utility Intangible Personal Property” means all intangible personal property owned by the Utility Seller and used in connection with the ownership, operation, or maintenance of the Utility Property.
     “Utility Operative Agreements” means those contracts, supply contracts, leases and other agreements listed on Exhibit S annexed hereto.
     “Utility Owner’s Title Policy” means an owner’s policy of title insurance issued to the Utility Purchaser by the Title Company, pursuant to which the Title Company insures the Utility Purchaser’s ownership of fee simple title to the Utility Improvements and leasehold title to the Utility Land subject only to Permitted Title Exceptions.
     “Utility Property” means, collectively, the Utility Real Property, the Utility Tangible Personal Property and the Utility Intangible Personal Property.
     “Utility Purchaser” means Chatham Holtsville RI Utility LLC.
     “Utility Real Property” means the Utility Land and the Utility Improvements.
     “Utility Seller” has the meaning set forth in the preamble hereto.
     “Utility Tangible Personal Property” means the items of tangible personal property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Sewage Facilities, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on the Utility Property or used in the operation of the Sewage Facilities and owned by the Utility Seller, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

     1.2 Rules of Construction.
     The following rules shall apply to the construction and interpretation of this Agreement:
          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
          (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
          (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
ARTICLE 2
PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE
     2.1 Purchase and Sale. The Hotel Seller agrees to sell to the Purchaser the Property and the Utility Seller agrees to sell to the Utility Purchaser the Utility Property and the Purchaser agrees to purchase from the Hotel Seller the Property and to cause Utility Purchaser to purchase from the Utility Seller the Utility Property, both for the Purchase Price, in accordance with the terms and conditions set forth herein.
     2.2 Deposit. Simultaneously with the full execution of this Agreement, the Purchaser will deposit in escrow with the Title Company, by wire transfer of immediately available federal funds sent in accordance with the wiring instructions annexed hereto as Exhibit L, the sum of Five Hundred Thousand and No/Dollars ($500,000.00) as an earnest money deposit (the “Initial Deposit”). Not later than the last day of the Study Period, if the Purchaser elects to proceed with the purchase of the Property in accordance with the terms of this Agreement, the Purchaser will deposit in escrow with the Title Company, by wire transfer of immediately available federal funds sent in accordance with the wiring instructions annexed hereto as Exhibit L an additional sum of Five Hundred Sixty-Five Thousand and No/Dollars ($565,000.00) as additional earnest money (the “Additional Deposit”, and together with the Initial Deposit, the “Deposit”). The Deposit shall be invested by the Title Company in an interest-bearing account reasonably acceptable to the Purchaser and the Seller (the Seller and the Purchaser acknowledge that an account at JPMorgan Chase Bank is acceptable). Following the expiration of the Study Period, the Deposit shall be non-refundable to Purchaser, except in the event of Seller default, failure of a condition precedent in favor of Purchaser or termination of this Agreement pursuant to Section 2.3(d). All interest earned on the Deposit shall be paid over to the party entitled to the receipt of the Deposit under the terms of this Agreement.
     2.3 Study Period.

          (a) The Purchaser shall have the right during the Study Period (and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below) upon not less than one (1) business day prior notice to the Seller, to enter upon the Real Property and the Utility Real Property and to perform, at the Purchaser’s expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchaser may deem appropriate; provided, however, that (i) the Purchaser shall not be permitted to enter upon the Real Property or the Utility Real Property to perform any such tests, studies and investigations unless and until the Purchaser delivers to Seller evidence that the Purchaser has obtained liability insurance in the amount of not less than and Two Million and No/Dollars ($2,000,000.00) for property damage and bodily injury, which insurance shall name the Seller and the Seller’s managing agent as additional insureds, and which insurance shall be maintained by the Purchaser at all times as it shall enter on the Real Property or the Utility Real Property, and (ii) in the event Closing does not occur, at Seller’s request, the Purchaser shall provide the Seller with copies of all third party reports prepared by or for the Purchaser or the Utility Purchaser. If such tests, studies and investigations warrant, in the Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by the Purchaser, then the Purchaser may elect to proceed to Closing and shall so notify the Seller prior to the expiration of the Study Period (provided that the Closing Date shall not be advanced if the Purchaser shall notify the Seller prior to the end of the scheduled Study Period that it elects to proceed to Closing), in which event the Purchaser shall also deposit the Additional Deposit with the Title Company by the last day of the Study Period in accordance with the provisions of Section 2.2 above. If for any reason the Purchaser does not (i) so notify the Seller of its determination to proceed to Closing prior to the expiration of the Study Period and (ii) timely deposit the Additional Deposit with the Title Company in accordance with provisions of Section 2.2 above, or if the Purchaser notifies the Seller, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement shall automatically terminate, the Deposit shall be returned to the Purchaser and upon return of the Deposit, the Purchaser shall be released from any further liability or obligation under this Agreement, except those which expressly survive the termination of this Agreement.
          (b) During the Study Period, the Seller shall make available to the Purchaser, its designated agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, environmental audits, documentation and information related to the ownership or operation of the Hotel and the Sewage Facilities, and other materials or information, if any, relating to the Property or the Utility Property which are in the Seller’s possession or control. Notwithstanding the foregoing or anything contained in this Agreement, the Seller shall not be obligated to deliver to the Purchaser any materials of a proprietary or confidential nature. Purchaser acknowledges that, except as otherwise herein provided, any such materials delivered to the Purchaser pursuant to this provision shall be without warranty, representation or recourse.
          (c) The Purchaser shall indemnify, hold harmless and defend the Seller and the Seller’s Affiliates (as hereinafter defined) against any loss, damage or claim arising from entry upon the Real Property by the Purchaser or any agents, contractors, subcontractors or employees of the Purchaser. The Purchaser understands and accepts that any on-site inspections of the Real Property or the Utility Real Property shall occur at reasonable times agreed upon by the Seller and the Purchaser after not less than one (1) business day prior notice to the Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property or the Utility Property and the use of the Property by the tenants and the guests of the Hotel. The Seller shall have the right to have a representative present during any such inspections. If the Purchaser desires to do any invasive testing at the Real Property or the Utility Real Property, the Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by the Seller. The Purchaser shall not permit any liens to attach to the Property or the Utility Real Property by reason of such inspections. The Purchaser shall (i) restore the Property and the Utility Real Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of the Purchaser thereon; and (ii) be responsible for and pay and caused to be discharged any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for the Purchaser or any agent, contractor, subcontractor or employee of the Purchaser the Purchaser Parties on or related to the Property or the Utility Real Property. The terms of this Section 2.3(c) shall survive the termination of this Agreement.
          (d) During the Study Period, the Purchaser, at its expense, shall (i) cause an examination of title to the Real Property and the Utility Real Property to be made by the Real Title Company, and (ii) obtain and deliver to the Seller an update of the existing survey of the Real Property and the Utility Real Property delivered to the Purchaser or a new survey (any such updated survey or new survey being referred to as the “Survey”) and, five (5) business days prior to the expiration of the Study Period, shall notify the Seller of any defects in title shown by such examination or by such Survey that the Purchaser is unwilling to accept (other than those items listed on Exhibit K attached hereto). Within four (4) business days after such notification, the Seller shall notify the Purchaser whether the Seller is willing to cure such defects. If the Seller is willing to cure such defects, the Seller shall cure such defects at its expense prior to the Closing; provided that the Seller shall have the right to extend the Closing Date for up to thirty (30) days in order to cure such defects. If such defects consist of deeds of trust, mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Seller shall pay and discharge (and the Title Company is authorized to pay and discharge at Closing) such defects at Closing (provided that any mechanics’ liens may be discharged by bonding or by depositing sufficient funds with the Title Company such that the Title Company does not include such mechanics’ liens as exceptions to the title policy). If the Seller is unwilling or unable to cure any other such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement and receive a full refund of the Deposit. If, with respect to defects that Seller has notified Purchaser that it is unwilling to cure, Purchaser shall not notify Seller of such election within two (2) days of Seller’s notice to Purchaser, Purchaser shall be deemed to have elected to waive such defects and proceed to Closing. The Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which affect or modify the status of title without the Purchaser’s prior written consent. All title matters revealed by the Purchaser’s title examination and by the Survey and not listed on Exhibit K attached hereto or objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to examine title and notify the Seller of any such title objections and/or survey by the end of the Study Period, all such title and /or survey exceptions (other than those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

          (e) If, despite Purchaser’s commercially reasonable efforts to obtain and review all third party reports during the Study Period, Purchaser shall not have received a Phase I environmental report or a property conditions report with respect to the Real Property and the Utility Real Property (such Phase I environmental report and property conditions report being referred to herein collectively as the “Environmental and Engineering Reports”), then (i) the Purchaser shall have the right to extend the Study Period for ten (10) days solely in order to obtain and review whichever or both of the Environmental and Engineering Reports the Purchaser did not receive during the Study Period, (ii) the Study Period shall not be deemed extended as to any other action required to be taken during the Study Period, and (iii) the Purchaser shall be deemed to have elected to proceed to the Closing as set forth in Section 2.3(a) hereof unless either of the Environmental and Engineering Reports not received prior to the originally scheduled end of the Study Period shall disclose problems with the Property that would reasonably cause the Purchaser not to proceed to the Closing and the Purchaser shall notify the Seller thereof (which notice shall specify the applicable problem(s) and shall include a copy of the applicable report(s)) by the end of such ten (10) day period.
          (f) Prior to the expiration of the Study Period, the Purchaser shall use commercially reasonable efforts to obtain consent from the Licensor to the sale of the Property and to have a final, agreed upon Property Improvement Plan for the Hotel. Additionally, the Purchaser shall use commercially reasonable efforts to obtain the consent of the Licensor for the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party, and shall pay all costs and expenses associated therewith. The Seller shall assist the Purchaser in respect thereto, but shall not be responsible for any costs or expenses. If, despite the Purchaser’s commercially reasonable efforts, the Purchaser is unable to obtain the consent of Licensor described in this Section 2.3(f) during the Study Period, then (i) the Purchaser shall have the right to extend the Study Period for ten (10) days solely in order to make such arrangements, (ii) the Study Period shall not be deemed extended as to any other action required to be taken during the Study Period, and (iii) the Purchaser shall be deemed to have elected to proceed to the Closing as set forth in Section 2.3(a) hereof unless the Purchaser is unable to obtain the consent by the end of such ten (10) day period. If the Purchaser is unable to make such arrangements by the end of such ten (10) day period, either party may terminate this Agreement.
          (g) Prior to the expiration of the Study Period, the Purchaser and the Seller shall negotiate in good faith and use reasonable commercial efforts to (i) agree on the forms of amendments to the Holtsville Retail Ground Lease and the Holtsville Utility Ground Lease (collectively, the “Ground Lease Amendments”) to address the matters set forth in the term sheet attached as Exhibit T in a manner acceptable to both Purchaser and Seller and (ii) to agree on a form of three party agreement (the “Three Party Agreement”) to be entered into at Closing among the Seller, the tenant under the Holtsville Retail Ground Lease and the Utility Purchaser to address the future operation of the Sewage Facilities and the matters set forth in the term sheet attached as Exhibit U hereto in a manner acceptable to both the Purchaser and the Seller. In the event the parities have not agreed upon the forms of the Ground Lease Amendments and the Three Party Agreement by the end of the original Study Period, then the Purchaser shall have the right to extend the Study Period for one (1) business day for (i) each business day after four (4) business days after the date of this Agreement that the Seller has not delivered initial drafts of the

Ground Lease Amendments and the Three Party Agreement to Purchaser (delivery of initial drafts of the Ground Lease Amendments and the Three Party Agreement to the Purchaser’s attorney by electronic mail shall constitute delivery to the Purchaser) and (ii) each business day after two (2) business days from the Seller’s receipt of the Purchaser’s comments to the Ground Lease Amendments or the Three Party Agreement (which comments shall be given not less than five (5) business days after the delivery of such draft documents to Purchaser and may be by electronic mail sent to Purchaser’s attorney) that the Seller has not responded in writing (which response may be by electronic mail sent to the Seller’s attorney) to such comments solely in order to reach agreement on the forms of the Ground Lease Amendments and the Three Party Agreement, (ii) the Study Period shall not be deemed extended as to any other action required to be taken during the Study Period, and (iii) each party shall be deemed to have elected to proceed to the Closing as set forth in Section 2.3(a) hereof unless either party shall notify the other by the end of the Study Period, as the same may have been extended pursuant to the provisions of this Section 2.3(g), that it wishes to terminate the Agreement because it has not agreed upon the forms of the Ground Lease Amendments and the Three Party Agreement.
          (h) Not later than the last day of the Study Period, the Purchaser shall notify the Seller as to which of the Operative Agreements and the Utility Operative Agreements it elects not to assume at the Closing. In the event that the Purchaser shall not so notify the Seller as to any of the Operative Agreements or Utility Operative Agreements by the last day of the Study Period, the Purchaser shall be deemed to have elected to assume such agreements.
     2.4 Payment of Purchase Price. The Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article 6, by confirmed wire transfer of immediately available federal funds to the account of the Title Company, to be disbursed to the Seller or other applicable parties at Closing.
ARTICLE 3
SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Purchaser to enter into this Agreement and to purchase the Property and to cause Utility Purchaser to purchase the Utility Property, the Seller hereby makes the following representations, warranties and covenants, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied. Each such representation shall be materially true and correct on the date hereof and shall be materially true and correct on the Closing Date.
     3.1 Organization and Power. Each of the Hotel Seller and the Utility Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of such party hereunder.
     3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of each of the Hotel Seller and the Utility Seller, has been duly executed and delivered by each of the Hotel Seller and the Utility Seller, constitutes the valid and binding agreement of each of the Hotel Seller and the Utility Seller and is enforceable in accordance with its terms. There is no person or entity whose consent is required in connection with the Seller’s performance of its obligations hereunder whose consent shall not be obtained by the Closing.
     3.3 Noncontravention. Subject to any consent to the assignment of any particular Operative Agreement required by the terms thereof or by applicable laws, the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Seller’s Organizational Documents or (except for the mortgage currently encumbering the Real Property which will be released at Closing) any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller. Except as provided in Article 19 of the Holtsville Retail Ground Lease, there are no outstanding agreements (written or oral) pursuant to which the Seller (or, to the Seller’s Knowledge, any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property, the Utility Property or any part thereof.
     3.4 No Special Taxes. The Seller has no Knowledge of, nor has it received any written notice of, any special taxes or assessments relating to the Property or the Utility Property to be sold hereunder by the Seller or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property or the Utility Property.
     3.5 Compliance with Existing Laws. To the Seller’s Knowledge, the Seller possesses all Authorizations and Utility Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations or Utility Authorizations has been breached or violated. To the Seller’s Knowledge, the Seller has not received written notice within the past three (3) years, of any existing or threatened violation (which violation has not been cured) of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or the Utility Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.
     3.6 Operative Agreements and Utility Operative Agreements.
               (1) Subject to Seller’s rights to enter into or modify Operative Agreements pursuant to Section 3.6(c) below, all of the Operative Agreements in force and effect as of the date hereof are listed on Exhibit D attached hereto. A true, correct and complete copy of each of the Operative Agreements has been delivered by the Seller to the Purchaser, each of the Operative Agreements is in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default under any Operative Agreement.
          (b) Subject to Seller’s rights to enter into or modify Utility Operative Agreements pursuant to Section 3.6(c) below, all of the Utility Operative Agreements in force and effect as of the date hereof are listed on Exhibit S attached hereto. A true, correct and complete copy of each of the Utility Operative Agreements has been delivered by the Seller to the Purchaser, each of the Utility Operative Agreements is in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default under any Utility Operative Agreement.
          (c) Prior to the end of the Study Period, the Seller may enter into (i) any amendment, modification, renewal or extension of any Operative Agreement or Utility Operative Agreement (a “Contract Amendment”), or (ii) any new service or supply contract affecting any portion of the Property or the Utility Property (a “New Contract”), provided that if any such Contract Amendment or New Contract shall be binding on the Purchaser for any period of time after the Closing the Seller shall send a copy thereof to the Purchaser at least two (2) business days prior to the end of the Study Period. After the end of the Study Period, in the event that the Seller desires to enter into (i) a Contract Amendment or a New Contract, the Seller shall deliver written notice to the Purchaser requesting the Purchaser’s consent to such proposed Contract Amendment, or proposed New Contract. Within five (5) business days after the Seller delivers such request to the Purchaser, the Purchaser shall deliver written notice to the Seller approving or disapproving such proposed Contract Amendment or such proposed New Contract (and if Purchaser disapproves any such Proposed Contract Amendment, such Proposed New Contract, Purchaser shall specify in such notice the reasons for such disapproval). The Purchaser shall not unreasonably withhold Purchaser’s consent to any proposed Contract Amendment or proposed New Contract. In the event that the Purchaser fails to deliver notice disapproving a proposed Contract Amendment or proposed New Contract, within the five (5) business day period set forth above, the Purchaser shall be deemed to have approved such proposed Contract Amendment or proposed New Contract. If the Purchaser shall approve a proposed Contract Amendment or proposed New Contract, then the Seller shall have the right to execute such proposed Contract Amendment or proposed New Contract. If the Purchaser shall reasonably disapprove a proposed Contract Amendment or proposed New Contract, then Seller shall not enter into such proposed Contract Amendment or proposed New Contract. Notwithstanding the foregoing, the Seller shall have the right, without the necessity of obtaining the approval of the Purchaser, to execute any Contract Amendment or New Contract after the end of the Study Period (x) if and to the extent that such Contract Amendment or New Contract will not be binding upon the Purchaser after the Closing, or (y) if such Contract Amendment or New Contract is terminable by the Purchaser on not more than thirty (30) days notice without penalty (provided that the Seller shall give a copy of any Contract Amendment or New Contract described in clause (y) prior to the Closing).
     3.7 Warranties and Guaranties. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers covering to the Improvements, the Utility Improvements, the Personal Property and the Utility Personal Property or any part thereof, except with the prior written consent of the Purchaser. A complete list of all such warranties and guaranties in effect as of this date is attached hereto as Exhibit E.
     3.8 Insurance. To the Seller’s Knowledge, all of the Insurance Policies and Utility Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Seller on or before the due date therefor. The Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Insurance Policies or Utility Insurance

Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
     3.9 Condemnation Proceedings; Roadways. Seller has not received any written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or the Utility Property or any part thereof. The Seller has not received any written notice of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property or the Utility Real Property.
     3.10 Litigation. Seller has not received any written notice of any action, suit or proceeding pending or threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Seller to perform its obligations hereunder or (c) could otherwise materially adversely affect the Property or the Utility Property, any part thereof or any interest therein, or the use, operating condition or occupancy thereof.
     3.11 Labor Disputes and Agreements. Seller has no employees. Seller has no Knowledge of any labor disputes pending or, threatened as to the operation or maintenance of the Property or the Utility Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property or the Utility Property. The Seller is not a party to any employment contracts or agreements, and neither the Seller nor its managing agent will, between the date hereof and the date of Closing, enter into any new employment contracts or agreements or hire any new employees except with the prior written consent of the Purchaser. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller’s managing agent unless the Purchaser elects to hire that employee. The Purchaser shall not have any liability under any pension or profit sharing plan that the Seller or its managing agent may have established with respect to the Property or the Utility Property or their or its employees.
     3.12 Operation of Property and Utility Property. The Seller covenants that between the date hereof and the date of Closing it will (a) operate the Property only in the usual, regular and ordinary manner consistent with the Seller’s prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it, and (d) comply with and perform all of the material duties and obligations of the Seller under the Franchise Agreement. The Seller shall continue to use commercially reasonable efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement. All advance room bookings and reservations and all meetings and function bookings shall continue to be booked at rates, prices and charges heretofore customarily charged by the Seller for such purposes.

     3.13 Personal Property. All of the Tangible Personal Property, Intangible Personal Property, Inventory, Utility Tangible Personal Property and Utility Intangible Personal Property being conveyed by the Seller to the Purchaser, the Purchaser’s Hotel Lessee or the Utility Purchaser, as applicable, are free and clear of all liens, leases and other encumbrances and will be so on the date of Closing and the Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.
     3.14 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller.
     3.15 Sewage Facilities. The Utility Seller will continue operation of the Sewage Facilities consistent with the manner in it currently operates the Sewage Facilities through Closing.
     3.16 Intentionally Deleted.
     3.17 Hazardous Substances. The Seller has not received written notice from any governmental authority of the presence on the Property or the Utility Property of any Hazardous Substances (as hereinafter defined) in violation of any law. As used herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either:
          (1) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or
          (2) a basis for liability of the owner of the Property or the Utility Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos.
     3.18 Intentionally Deleted.
     3.19 Independent Audit. Seller shall provide access by Purchaser’s representatives to all financial and other information relating to the Property which would be sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “Commission”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission. If such a filing is necessary, as determined in good faith by the Purchaser, then Seller shall cause Manager to provide to Purchaser’s representatives a signed representative letter, in the form attached hereto as Exhibit M. This Section 3.19 shall survive for two (2) years after the Closing Date.
     3.20 Bulk Sale Compliance. The Seller shall indemnify Purchaser against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.
     3.21 Liquor License. The Seller will, at no cost to the Seller, use commercially reasonable efforts to cause Manager to cooperate with Purchaser to arrange for continued use of the existing liquor license for the Hotel (and any restaurant located therein) until such time as the

Purchaser is able to obtain a new liquor license for the Hotel (and any restaurant located therein), provided that the Seller shall have no liability in connection with the continued use of the liquor license or any action or failure to act by the holder of the existing liquor license for the Hotel from and after the date of Closing.
     3.22 Holtsville Utility Ground Lease. A true, correct and complete copy of that certain Ground Lease, dated as of January 30, 2004, by and between Seller (as successor in interest to Holtsville Hotel Associates, LLC, a Delaware limited liability company), as landlord, and FB Holtsville Utility LLC, a Delaware limited liability company, as tenant (the “Holtsville Utility Ground Lease”), has been delivered by the Seller to the Purchaser, the Holtsville Utility Ground Lease is in full force and effect and has not been modified or supplemented except as contemplated in this Agreement, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.
     3.23 Holtsville Retail Ground Lease. A true, correct and complete copy of that certain Ground Lease, dated as of January 30, 2004, by and between Seller (as successor in interest to Holtsville Hotel Associates, LLC, a Delaware limited liability company), as landlord, and FB Holtsville Retail LLC, a Delaware limited liability company, as tenant (the “Holtsville Retail Ground Lease”), has been delivered by the Seller to the Purchaser, the Holtsville Retail Ground Lease is in full force and effect and has not been modified or supplemented except as contemplated by this Agreement, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.
     3.24 Reciprocal Easement Agreement. A true, correct and complete copy of that certain Reciprocal Easement Agreement, dated as of May 2, 2003, by and between Holtsville Hotel Associates, LLC, a Delaware limited liability company and FB Holtsville LLC, a Delaware limited liability company (the “REA”), has been delivered by the Seller to the Purchaser, the REA is in full force and effect and has not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.
     3.25 Money Laundering. The Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government

List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
     The representations and warranties in this Article 3 shall survive the Closing for a period of twelve (12) months following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article 3 will not be valid or effective, and the Seller shall have no liability with respect thereto, unless the aggregate of all valid claims exceed Fifty Thousand and No/Dollars ($50,000.00). Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed two and one-half percent (2.5%) of the Purchase Price in the aggregate. Purchaser agrees that, with respect to any alleged breach of representations in this Agreement discovered after the Survival Period, the maximum liability of Seller for all such alleged breaches is limited to One Hundred and No/Dollars ($100.00).
     In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article 3, it shall notify Seller thereof within five (5) business days of obtaining such knowledge. In the event that Seller shall (i) not provide written notice to the Purchaser within five (5) business days of receipt of such notice from the Purchaser that it will correct or resolve such inaccuracy prior to the Closing (and the Seller shall have the right to postpone the Closing for up to thirty (30) days to effectuate such correction), or (ii) if the Seller provides such notice to the Purchaser but fails to correct or resolve such inaccuracy prior to the Closing (as it may be so extended), Purchaser may, as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and, solely in the event that a Seller’s representation was actually false in any material respect when made on the date hereof (as opposed to a Seller’s representation that first becomes untrue after the date hereof due to changed circumstances or matters which arise or first come to Seller’s attention after the date hereof, in which case Seller will provide written notice to Purchaser), Purchaser shall be entitled to receive reimbursement from Seller for Purchaser’s out of pocket expenses actually incurred in connection with the transaction contemplated by this Agreement, not to exceed One Hundred Thousand and No/Dollars ($100,000.00), and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. Notwithstanding the foregoing, if any representation contained in Sections 3.4, 3.5, 3.10 or 3.17 becomes materially false between the date of this Agreement and the Closing, the Seller may elect, by providing written notice to the Purchaser within five (5) business days of receipt of the material falsehood from the Purchaser, to (x) cure the condition causing such representation to be false (including, without limitation, by posting a bond or escrowing sufficient funds to satisfy a claim), or (y) to indemnify, defend and hold the Purchaser harmless against all claims, costs and damages arising in connection with the subject matter of such representation, which indemnification shall be personally guaranteed by Jay Furman, and if the Seller elects (x) or (y), the Purchaser shall not have the right to terminate this Agreement in connection with the inaccuracy of such representations; provided, however, that (i) if any representation contained in Section 3.10 becomes materially false between the date of this Agreement and the Closing and the amount of the claim involved is $1,000,000 or less and the claim is fully covered by insurance reasonably acceptable to the Purchaser, the Purchaser shall not have the right to terminate this Agreement in connection with the inaccuracy of such representation, and (ii) if any representation contained in Section 3.10 becomes materially false between the date of this Agreement and the Closing and the amount of the claim involved is more than $1,000,000, the Seller shall not have the right to prevent the Purchaser’s termination of this Agreement by electing (x) or (y). The terms “material”, “materially” and “in any material respect” when used in this paragraph shall mean that the subject modified by such term shall be reasonably expected to result in liabilities, damages, costs or expenses to the Purchaser in an aggregate amount of at least Fifty Thousand and No/Dollars ($50,000.00), except that with respect to Section 3.10 such terms shall apply to a claim in the amount of more than $100,000 brought after the date of this Agreement.
     In the event the Purchaser obtains knowledge on or before five (5) business days before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article 3, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). If the Purchaser obtains such knowledge less than five (5) business days before the expiration of the Study Period, then the provisions of the preceding paragraph shall apply.
     In the event the Seller notifies the Purchaser that the Purchaser has a right to terminate this Agreement because of a material inaccuracy in any of the representations and warranties contained in Article 3 and that the Seller will not or can not cure such inaccuracy, the Purchaser will notify the Seller within three (3) business days of the Purchaser’s receipt of such notice from the Seller whether or not the Purchaser will terminate this Agreement. If the Purchaser shall not so timely notify the Seller, then the Purchaser shall be deemed to have waived such right to terminate this Agreement.
ARTICLE 4
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Seller to enter into this Agreement and to sell the Property and the Utility Property, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied. Each such representation shall be materially true and correct on the date hereof and shall be materially true and correct on the Closing Date.
     4.1 Organization and Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all trust powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder. The Purchaser is wholly owned by Chatham Lodging, L.P., a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Chatham Lodging Trust, a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland is the general partner of Chatham Lodging, L.P., and holds over ninety percent (90%) of the partnership interests in Chatham Lodging, L.P.
     4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, constitutes the valid and binding agreement of the Seller and is enforceable in accordance with its terms. There is no person or entity whose consent is required in connection with the Seller’s performance of its obligations hereunder whose consent shall not be obtained by the Closing.
     4.3 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser’s declaration of trust or other trust document or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.
     4.4 Litigation. There is no action, suit or proceeding, pending or known by the Purchaser to be threatened against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, or (b) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
     4.5 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.
     4.6 Money Laundering. The Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

     The representations and warranties in this Article 4 shall survive the Closing for a period of twelve (12) months following the Closing Date.
ARTICLE 5
CONDITIONS AND ADDITIONAL COVENANTS
     5.1 Conditions to Purchaser’s Obligations. The Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller with the following covenants:
               (a) Seller’s Deliveries. The Seller shall have delivered to the Title Company or the Purchaser, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 6.2.
               (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. Subject to the provisions of Article 3, all of the Seller’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof as of the date of Closing as if then made (except to the extent that any such representations and warranties shall be modified to reflect matters, if any, which arise subsequent to the date hereof, as set forth in Article 3 hereof, and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect; provided that a change in a Seller representation or warranty that would not give the Purchaser the right to terminate this Agreement pursuant to Article 3 hereof shall not constitute a failure of this condition to be satisfied.
               (c) Intentionally Deleted.
               (d) Management Agreement. The Seller shall, effective on or before the date of Closing, effect the termination of the Management Agreement and pay all costs incurred in connection therewith. The Seller shall indemnify and hold the Purchaser harmless from any claims or liability relating to the Management Agreement.
               (e) Holtsville Utility Ground Lease Estoppel. The Seller shall have delivered to the Purchaser a written statement from the lessee under the Holtsville Utility Ground Lease acknowledging the commencement and termination dates of the Holtsville Utility Ground Lease, that there is no material default except as otherwise noted in such written statement, that the Holtsville Utility Ground Lease is in full force and effect except as otherwise noted in such written statement, and that the Holtsville Utility Ground Lease has not been modified (or if it has, stating such modification).
               (f) Holtsville Retail Ground Lease Estoppel. The Seller shall have delivered to the Purchaser a written statement from the lessee under the Holtsville Retail Ground Lease acknowledging the commencement and termination dates of the Holtsville Retail Ground Lease, that there is no material default except as otherwise noted in such written statement, that the Holtsville Retail Ground Lease is in full force and effect except as otherwise noted in such written statement, and that the Holtsville Retail Ground Lease has not been modified except as contemplated by this Agreement (or if it has, stating such modification).

               (g) REA Estoppel. The Seller shall have delivered to the Purchaser a written statement from the counterparty under the REA acknowledging the commencement and termination dates of the REA, that there is no material default except as otherwise noted in such written statement, that the REA is in full force and effect except as otherwise noted in such written statement, and that the REA has not been modified (or if it has, stating such modification).
     5.2 Conditions to Seller’s Obligations. The Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Purchaser with the following covenants:
               (a) Purchaser’s Deliveries. The Purchaser shall have delivered to the Title Company or the Seller, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 6.3.
               (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Purchaser’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof and as of the date of Closing as if then made, the Purchaser shall have performed all of the covenants and other obligations under this Agreement applicable to the Purchaser and the Purchaser shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
ARTICLE 6
CLOSING
     6.1 Closing. The Closing shall be conducted through the Title Company or in another manner at a location that is mutually acceptable to the parties, on or before the date that is twenty (20) days following the expiration of the Study Period, as it may be extended pursuant to Sections 2.3(d), 2.3(e), and 2.3(g) and Article 3; but in no event shall Closing occur after September 1, 2010. Possession of the Property and the Utility Property shall be delivered to the Purchaser and the Utility Purchaser, respectively at the Closing, subject only to Permitted Title Exceptions and guests of the Hotel.
     6.2 Seller’s Deliveries. At Closing, the Seller shall deliver to Purchaser all of the following instruments (except where previously provided to Purchaser), each of which shall have been, where applicable, duly executed and, where applicable, acknowledged on behalf of the applicable Seller (except where otherwise noted) and shall be dated as of the date of Closing:
               (a) The certificate required by Section 5.1(b);
               (b) The Deed;
               (c) The Bill of Sale (Inventory);
               (d) The Bill of Sale (Personal Property);
               (e) The Assignment and Assumption Agreement (Operative Agreements);

               (f) The Assignment and Assumption Agreement (Ground Leases);
               (g) The fully executed Ground Lease Amendments;
               (h) The Three Party Agreement (signed by the lessee under the Holtsville Retail Ground Lease);
               (i) The Utility Deed;
               (j) The Utility Bill of Sale;
               (k) The Utility Assignment and Assumption Agreement (Utility Operative Agreements);
               (l) The Utility Assignment and Assumption Agreement (Utility Ground Lease);
               (m) Certificate(s)/Registration of Title for any vehicle owned by the Seller and the Utility and used in connection with the Property or the Utility Property;
               (n) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner’s Title Policy with affirmative coverage over mechanics’ and materialmen’s liens if any shall exist;
               (o) The FIRPTA Certificate;
               (p) The Utility FIRPTA Certificate;
               (q) True, correct and complete copies of all warranties, if any and if in the Seller’s possession, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements, the Personal Property, the Utility Improvements and the Utility Personal Property, or any part thereof;
               (r) Two New York State Real Property Transfer Tax Returns (the “TP-584’s”) and two New York State Equalization and Assessment Forms (the “RP-5217’s”);
               (s) Subject to Purchaser having made any required tax filings in compliance with applicable law, an indemnification in a form reasonably acceptable to Purchaser from Seller with respect to Seller’s compliance with the bulk sales laws or similar statutes;
               (t) A written instrument executed by the Seller, conveying and transferring to the Purchaser all of the Seller’s right, title and interest (to the extent assignable, and without recourse to the Seller) in any telephone numbers and facsimile numbers relating to the Property, and, if the Seller maintains a post office box, conveying to the Purchaser all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operations and communications;

               (u) All current real estate and personal property tax bills in the Seller’s possession;
               (v) A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information;
               (w) A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard;
               (x) A list of the Seller’s outstanding accounts receivable as of 11:59 p.m. on the date prior to the Closing, specifying the name of each account and the amount due the Seller;
               (y) Written notice executed by the Seller notifying the tenant under the Holtsville Retail Ground Lease and the tenant under the Holtsville Utility Ground Lease that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser;
               (z) All keys for the Property, to the extent in Seller’s possession and control;
               (aa) An assignment, without recourse, of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements; and
               (bb) Complete set of “as-built” drawings for the Improvements, if any in Seller’s possession.
Notwithstanding anything to the contrary contained herein, (i) the items described in (u)-(w) and (z) may be delivered to the Purchaser at the Property, and (ii) copies of books, records, operating reports, appraisal reports, files and other materials in the Seller’s possession or control which are necessary in the Purchaser’s discretion to maintain continuity of operation of the Property and which are specified in a notice from the Purchaser to the Seller shall be delivered to the Purchaser promptly after the Closing.
     6.3 Purchaser’s Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following, each of which shall have been, where applicable, duly executed and, where applicable, acknowledged on behalf of the Purchaser (except where otherwise noted) and shall be dated as of the date of Closing:
               (a) The certificate required by Section 5.2(b);
               (b) The portion of the Purchase Price described in Section 2.4(b);
               (c) The Assignment and Assumption Agreement (Operative Agreements) (executed by the Purchaser’s Hotel Lessee);
               (d) The Assignment and Assumption (Ground Leases);

               (e) The Three Party Agreement (executed by the Purchaser and the Utility Purchaser);
               (f) The Utility Assignment and Assumption Agreement (Utility Operative Agreements) (executed by the Utility Purchaser);
               (g) The Utility Assignment and Assumption Agreement (Utility Ground Lease) (executed by the Utility Purchaser);
               (h) A guaranty of the Utility Purchaser’s obligations under the Three Party Agreement from Purchaser, in a form reasonable acceptable to the Seller; and
               (i) The TP-584’s and the RP-5217’s (executed by the Purchaser and the Utility Purchaser, as applicable).
     6.4 Closing Costs. All closing costs and expenses will be allocated between the Purchaser and the Seller in accordance with the customary practice in the county in which the Property is located, except as allocated specifically between the Purchaser and the Seller below. The Seller and the Purchaser shall each be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.
               (a) Purchaser Costs. The Purchaser shall pay for: (i) all costs and expenses associated with the inspection and due diligence of the Property and the Utility Property (including, but not limited to, any new or updated surveys), (ii) all costs associated with the assignment of the Franchise Agreement or the termination of the Franchise Agreement and issuance of a new franchise agreement to which the Purchaser is a party (including, if Closing occurs, all costs associated with the PIP, including all costs incurred by the Seller associated with the PIP), (iii) the Purchaser’s title insurance policy, (iv) all state and other recordation taxes, and (v) one-half of the fee charged by the Title Company to serve as escrow agent hereunder. If the Closing occurs, all costs incurred by the Seller associated with the PIP shall be paid by Purchaser to the Seller at the Closing.
               (b) Seller Costs. The Seller shall pay for: (i) the releases of any mortgages and other financing encumbering the Property or the Utility Property and for any costs associated with any corrective instruments, (ii) the New York State Transfer Tax due in connection with the conveyance of the Property, (iii) one-half (.5) of the fee charged by the Title Company to serve as escrow agent hereunder.
     6.5 Income and Expense Allocations.
               (a) All income, except any Intangible Personal Property, and expenses with respect to the Property or the Utility Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at Closing:

                 (i) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts (the obligations with respect to which the Purchaser hereby assumes);
                (ii) Real estate and personal property taxes;
               (iii) Amounts under Operative Agreements or Utility Operative Agreements to be assigned to and assumed by the Purchaser or its lessee;
               (iv) License and permit fees, where transferable;
               (v) Value of fuel stored on the Property or the Utility Property at the price paid for such fuel by the Seller, including any taxes;
               (vi) All prepaid reservations and contracts for rooms confirmed by the Seller prior to the Closing Date for dates after the Closing Date, all of which Purchaser shall honor; and
               (vii) The Tray Ledger.
               (b) Prior to the Closing, the Purchaser and the Seller shall cooperate to arrange for utility services to the Property to be discontinued in the Seller’s name, as of the day immediately prior to the Closing Date, and to be reinstated in the Purchaser’s name, as of the Closing Date. In the event that the foregoing cannot be effectuated, then the Seller shall furnish readings of the applicable utility meters to a date not more than thirty (30) days prior to the Closing Date, and the unfixed charges, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings. The Seller shall receive a credit for the amounts of any deposits on account with utility companies servicing the Property or the Utility Property (and the Seller and the Purchaser each agrees to cooperate to effectuate the transfer of any such deposits), provided that, at the Seller’s option, the Seller will obtain a refund of any such utility deposits in effect and Purchaser shall provide Purchaser’s own utility deposits directly to the applicable utility companies, in which event the Seller shall not receive a credit for the amount of any such deposits. In addition, at the Closing the Seller shall transfer to the Purchaser any required escrow or reserve accounts maintained by the Seller in connection with the Sewage Facilities, and the Seller shall receive a credit for the aggregate amount of such escrow or reserve accounts.
               (c) The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. At Closing, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, all petty cash funds located at the Property or the Utility Property.
               (d) The Seller shall be required to pay all sales taxes and similar impositions in respect of the Property and the Utility Property applicable to the period prior to the Closing Date, and the Purchaser shall be required to pay all sales taxes and similar impositions applicable to the period from and after the Closing Date.
               (e) The Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of the Seller, but shall cooperate, at the

Seller’s cost, in connection with any collection efforts. If the Purchaser collects same, the Purchaser will remit to the Seller such amounts in the form received within ten (10) days of such collection.
               (f) If accurate allocations of any item cannot be made at Closing because current bills are not obtainable, the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Seller or the Purchaser with respect to the Property or the Utility Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.
               (g) The provisions of this Section 6.5 shall survive the Closing for one (1) year.
     6.6 Guest Property.
               (a) On the Closing Date, safe deposit boxes in the Hotel shall be opened in the presence of representatives of the Seller and the Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded shall be the responsibility of the Purchaser and the Purchaser hereby agrees to indemnify and hold harmless the Seller and each of the Seller Affiliates from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of such property.
               (b) All guest baggage or other guest property checked and left in the possession, care and control of the Seller shall be listed in an inventory to be prepared in duplicate and signed by representatives of the Seller and the Purchaser on the Closing Date. The Purchaser shall be responsible for all baggage listed in the inventory and the Purchaser hereby agrees to indemnify and hold harmless Seller and each of the Seller Affiliates from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of such baggage listed in the inventory.
ARTICLE 7
CONDEMNATION; RISK OF LOSS
     7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property or the Utility Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser (the “Condemnation Notice”) promptly after the Seller learns or receives notice thereof. If all or any part of the Real Property or the Utility Real Property which would materially interfere with the operation or use of the Hotel or the Sewage Facilities is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement by giving notice thereof to the Seller not later than ten (10) days after the Purchaser shall have received the Condemnation Notice, in which event the Deposit shall be returned to the Purchaser and all rights and obligations of the Seller and the Purchaser hereunder shall terminate, except those that specifically survive termination of this Agreement. If the Purchaser elects not to terminate this Agreement, then there shall be no abatement of the Purchase price and all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.
     7.2 Risk of Loss. In the event of any fire or other casualty affecting the Property or the Utility Property, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof (the “Casualty Notice”). If the fire or other casualty causes damage to the Property (excluding any improvements on the portion of the Land leased under the Holtsville Retail Ground Lease) which would cost in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) or would require more than one hundred eighty (180) days to repair (as reasonably determined by the Seller and the Purchaser), the Purchaser and the Seller shall each have the right to terminate this Agreement by giving notice thereof to the other not later than ten (10) days after the Purchaser shall have received the Casualty Notice, in which event the Deposit shall be returned to the Purchaser and all rights and obligations of the Seller and the Purchaser hereunder shall terminate, except those that specifically survive termination of this Agreement. If the neither the Purchaser nor the Seller elects to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing (less any expenses incurred by the Seller in connection with any adjustment of the proceeds), and Seller shall pay to Purchaser the amount of any deductible, under applicable insurance policies.
ARTICLE 8
LIABILITY OF PURCHASER; LIABILITY OF SELLER;
TERMINATION RIGHTS
     8.1 Liability of Purchaser and Seller. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing. The Seller shall not be responsible for any obligation of the Purchaser or any liability for claims arising out of any occurrence on or after Closing.
     8.2 Intentionally Deleted.
     8.3 Indemnification by Purchaser. The Purchaser hereby indemnifies and holds the Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees), that may at any time be incurred by the Seller after Closing as a result of Purchaser’s failure to honor advance bookings made by the Seller prior to the Closing.
     8.4 Termination by Purchaser. If the Seller defaults in performing any of its obligations under this Agreement (including its obligation to sell the Property), and the Seller fails to cure any such matter within ten (10) business days after notice thereof from the Purchaser, the Purchaser, at its option, may elect either (a) to terminate this Agreement, in which event the Deposit shall be forthwith returned to the Purchaser and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately (except those which expressly survive the termination of this Agreement), (b) to waive its right to terminate and, instead, to proceed to Closing, or (c) seek specific performance of this Agreement.
     8.5 Termination by Seller. If the Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten (10) business days after notice thereof from the Seller (except that there shall be no cure period with respect to the Purchaser’s obligation to close hereunder on the Closing Date), then the Seller’s sole remedy for such default shall be to terminate this Agreement, in which event the Deposit shall be forthwith paid to the Seller and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately (except those which expressly survive the termination of this Agreement). The Seller and the Purchaser agree that, in the event of such a default, the damages that the Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Seller and the Purchaser agree that the Seller shall retain the Deposit as full and complete liquidated damages and as the Seller’s sole remedy.
ARTICLE 9
“AS-IS” SALE
     AS IS, WHERE IS. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY AND THE UTILITY PROPERTY IS BEING SOLD TO PURCHASER, THE PURCHASER’S HOTEL LESSEE, AND THE UTILITY PURCHASER, AS APPLICABLE, AND PURCHASER AGREES TO AND TO CAUSE THE UTILITY PURCHASER AND THE PURCHASER’S HOTEL LESSEE TO PURCHASE AND ACCEPT THE PROPERTY AND THE UTILITY PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER AGREES THAT PURCHASER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR THE UTILITY PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT.
ARTICLE 10
MISCELLANEOUS PROVISIONS
     10.1 Completeness; Modification. This agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

     10.2 Assignments. The Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining the Seller’s prior written consent, which consent may be granted or withheld in the Seller’s sole discretion. For purposes of further clarification, a sale, conveyance, assignment or other transfer of any direct or indirect interest in the Purchaser or any of its members or beneficial owners, regardless of the amount or type of interest so transferred, shall not be permitted hereunder; provided, however, that the transfer of the outstanding capital stock of Purchaser by persons or parties through the “over-the-counter” market or any recognized national securities exchange shall not be prohibited. Any purported or attempted assignment or delegation without obtaining the Seller’s prior written consent shall be void and of no effect and shall constitute a default hereunder. Notwithstanding the foregoing, the Purchaser may assign its rights hereunder to an entity under common control with the Purchaser (a “Permitted Assignee”), provided that (i) the Purchaser shall provide the Seller with the name of and other information pertaining to the proposed Permitted Assignee requested by Seller (including, without limitation, evidence that the Permitted Assignee is in fact a Permitted Assignee as defined above prior to the Closing Date, (ii) such Permitted Assignee assumes all of the obligations of the Purchaser under this Agreement pursuant to an assignment and assumption agreement in form reasonably acceptable to the Seller, (iii) no assignment of this Agreement to a Permitted Assignee shall relieve the Purchaser from any of the Purchaser’s obligations hereunder, and (iv) no such assignment shall have the effect of delaying the Closing in any respect.
     10.3 Successors and Assigns. This Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their respective successors and permitted assigns.
     10.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the State of New York, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first (1st) business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
     10.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to the rules regarding conflicts of laws in such State.
     10.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Furthermore, pdf or facsimile transmissions of signed copies of this Agreement shall be deemed originals.
     10.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     10.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.
     10.9 Notices. All notices, requests, demands and other communications hereunder (each, a “Notice”) shall be in writing and shall be to have been given (i) when delivered by hand with signed receipt obtained, (ii) upon receipt when sent prepaid by Federal Express (or a comparable overnight delivery service), (iii) three (3) days after the date mailed, when sent by the United States mail, certified, postage prepaid, return receipt requested, or (iv) when transmitted by facsimile machine during business hours on a business day (otherwise the next business day), in each case at or to the addresses or facsimile numbers, as applicable, and with such copies as designated below. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the Notice sent.

If to the Seller:	Holtsville Hotel Group LLC
Holtsville Utility LLC
c/o RD Management LLC
810 Seventh Avenue
New York, New York 10019
Attn: Steven Nachman, Esq.
Fax: (212) 492-8469

with a copy to:	Wachtel & Masyr, LLP
One Dag Hammarskjold Plaza
885 Second Avenue
New York, New York 10017
Attn: Avram Posner, Esq.
Fax: (212) 909-9464

and a copy to:	Susan Griffin
Hospitality Investments LLC
123 Tunxis Village
Farmington, CT 06032
Fax:860-676-0106

If to the Purchaser:	Chatham Lodging Trust
50 Cocoanut Row
Suite 200
Palm Beach, Florida 33480
Attn: Jeffrey H. Fisher
Fax: (561) 650-0571

with a copy to:	Hunton & Williams
1900 K Street, N.W.
Washington, D.C. 20006
Attn: John M. Ratino, Esq.
Fax: (202) 778-2201

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or fax number or designate different or other persons or entities to receive copies by notifying the other party in the manner described in this Section 10.9, and such change of address or fax number or designation shall be effective ten (10) days after Notice thereof shall be given to the notified party. Notices may be given by a party’s attorney.
     10.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.
     10.11 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein. The provisions of this Section 10.11 shall survive the Closing.
     10.12 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
     10.13 Time of Essence. Time is of the essence with respect to every provision hereof. Notwithstanding this Section 10.13, no provision of this Agreement shall prevent either the Seller or the Purchaser from extending any deadline, cure period or other timeframe for performance hereunder in accordance with the terms set forth herein.
     10.14 Confidentiality. The existence of this Agreement and the terms and provisions of this Agreement shall remain confidential and shall not be disclosed, by either the Purchaser or any affiliate thereof or the Seller, to any third (3rd) party other than: (a) as may be required by law or regulation or to comply with the filing requirements of any applicable legislation or rule; or (b) any counsel, consultant, or agent assisting the Seller with the sale of the Property and any counsel, consultant, or agent assisting the Purchaser with the purchase of the Property, provided that any such counsel, consultant or agent shall have been advised that the terms and provisions of this Agreement are to remain confidential and not to be disclosed to any other party; or (c) by Purchaser in any necessary (as determined by the Purchaser in good faith) filing with the U.S. Securities and Exchange Commission; or (d) by the Purchaser in a limited press release that discloses only the Purchase Price, that the Hotel is an upper, upscale extended stay hotel, and that the Hotel is located in the State of New York; or (e) by the Borrower after the Closing. If the Purchaser does not proceed with the purchase of the Property, the Purchaser shall return to the Seller all materials and information furnished to it by the Seller or the Seller’s agents in connection with the Purchaser’s review of the Property. The provisions of this Section 10.14 shall survive any termination of this Agreement, provided that the Purchaser may issue a limited press release describing the termination of this Agreement and identifying only those items described in clause (d) above in connection with any termination of this Agreement, but shall not include in any such press release the reason(s) for the termination of this Agreement.
     10.15 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Seller and the Purchaser only and are not for the benefit of any third (3rd) party, and accordingly, no third (3rd) party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     10.16 Waiver of Jury Trial. The Seller and the Purchaser each hereby waive any right to jury trial in connection with the enforcement by the Purchaser, or the Seller, of any of their respective rights and remedies hereunder.
     10.17 Exculpation. The Purchaser agrees, and agrees on behalf of Purchaser’s Hotel Lessee and the Utility Purchaser (the Purchaser, the Purchaser’s Hotel Lessee and the Utility Purchaser being collectively referred to herein as the “Purchaser Parties”), that the Purchaser Parties do not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, agent, trustee, shareholder, partner, member, manager, principal, parent, subsidiary or other affiliate of the Seller, or any officer, director, employee, agent, trustee, trustee, shareholder, manager, member, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. The Purchaser Parties agree to look solely to the Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 10.17, the Purchaser Parties hereby unconditionally and irrevocably waive any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably release and discharge Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of the Purchaser Parties against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. If any action is brought by any of the Purchaser Parties against Seller’s Affiliates, relating to or arising out of this Agreement, the transaction or subject matter described herein or the enforcement hereof, Seller’s Affiliates shall be entitled to recover from the Purchaser attorneys’ fees, costs and expenses incurred in connection with the defense of such action and the Purchaser Parties shall jointly and severally indemnify, and hold harmless Seller’s Affiliates from and against any and all losses, expenses, damages, and liability resulting from any claim or action brought against Seller’s Affiliates in violation of this Section 10.17. The provisions of this Section 10.17 shall survive the Closing or the termination of this Agreement.
     10.18 Title Company. The Title Company, in its capacity as escrow agent hereunder, agrees to hold the Deposit in accordance with the terms hereof and to comply with additional written instructions from the parties, to the extent that such instructions are not in conflict.

               (a) If the Closing occurs, then at Closing, the Deposit shall be released to Seller and shall be credited against the Purchase Price.
               (b) In all other cases, any and all payments made by the Title Company from the Deposit shall be made in accordance with this Section 10.18(c). If either the Purchaser or the Seller delivers written notice to the Title Company requesting release of the Deposit (a “Disbursement Notice”), the Title Company shall deliver a copy of such Disbursement Notice to the party who did not deliver the Disbursement Notice. Unless within five (5) business days after delivery of such Disbursement Notice by the Title Company, the Title Company receives from such party a notice objecting to the release of the Deposit from escrow (an “Objection Notice”), the Title Company shall disburse the Deposit as set forth in the Disbursement Notice. If an Objection Notice is delivered within such five (5) Business-Day period, the Title Company shall continue to hold the Earnest Money until otherwise directed by either (i) joint written instructions from the Purchaser and the Seller, or (ii) a firm and final court order binding on the Title Company which has not been stayed, vacated or appealed before disbursement of the Deposit; provided, however, that notwithstanding the foregoing, the Title Company shall have the right in the event of such a dispute to deposit the Deposit with any federal or state court then having jurisdiction over an interpleader action with respect to the Deposit. The Title Company shall give written notice of any such deposit to the Purchaser and the Seller. Upon such deposit or other disbursement in accordance with the provisions of this Section 10.18(c), the Title Company shall be relieved and discharged of all further obligations with respect to the amounts so deposited or disbursed and all further obligations and liability to the parties hereto with respect to its obligations under this Agreement.
               (c) Acceptance by the Title Company of its duties under this Agreement is subject to the following terms and conditions:
          (i) The duties and obligations of the Title Company shall be determined solely by the provisions of this Agreement and any written instruction from the parties consistent with this Agreement that are not in conflict, and the Title Company shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement or such instructions;
          (ii) The Seller and the Purchaser will jointly and severally reimburse and indemnify the Title Company for, and hold it harmless against any loss, liability or expense, including but not limited to reasonable attorneys’ fees, incurred without bad faith, negligence or willful misconduct on the part of the Title Company, arising out of or in connection with any dispute or conflicting claim by the Seller or the Purchaser under this Agreement, as well as the costs and expense of defending against any claim or liability arising out of or relating to this Agreement except where such claim or liability arises from the bad faith, negligence or willful misconduct on the part of the Title Company; as between the Seller (on the one hand) and the Purchaser (on the other hand) their obligations under this subsection 10.18(d)(ii) shall be shared equally;
          (iii) The Title Company shall be fully protected in acting on and relying upon any written notice, instruction, direction or other document which the Title

Company in good faith believes to be genuine and to have been signed or presented by the proper party or parties;
               (iv) The Title Company may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it in good faith in accordance with the opinion of such counsel;
               (v) The Title Company may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to each of the Purchaser and the Seller specifying a date, not less than thirty (30) days after the date of such notice, when such resignation will take effect. Upon the date hereof of such resignation, the Title Company shall deliver the funds held in escrow to such person or persons as the Purchaser and the Seller shall in writing jointly direct, and upon such delivery the Title Company shall be relieved of all duties and liabilities thereafter accruing under this Agreement. The Purchaser and the Seller shall have the right at any time upon joint action to substitute a new Title Company by giving notice thereof to the Title Company then acting;
               (vi) Nothing contained in this Agreement shall in any way affect the right of the Title Company to have at any time a judicial settlement of its accounts as Title Company under this Agreement;
               (vii) All disbursements by Title Company shall be made by bank wire transfer of immediately available federal funds to the account or accounts of the receiving party or its designee(s), as such party may direct.
     10.19 Prevailing Party. If either party institutes a legal action against the other arising out of this Agreement or any default hereunder, the party who does not substantially prevail such action will reimburse the other party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys’ fees and disbursements and court costs. The obligations under this Section 10.19 shall survive the termination of this Agreement.
     10.20 [Intentionally Deleted]
     10.21 Brokerage. The Purchaser and the Seller each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby other than Felix Cacciatto of Hotel Equity Advisors (the “Broker”). The Purchaser shall pay the One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) commission due the Broker pursuant to a separate agreement with the Broker. Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through such party other than

Broker. The obligations of the Seller and the Purchaser under this Section 10.21 shall survive the Closing or the termination of this Agreement.
     10.22 Exchange Provisions. Either party shall be permitted to transfer the Property (or interests in the Property) as part of a tax-free like-kind exchange (the “Exchange”) under Section 1031 of the Internal Revenue Code (the “Code”). Accordingly, each party shall cooperate with each other in structuring the transfer of the Property (or interests in the Property)) as a tax-free like-kind exchange (forward and reverse type exchanges included); the Purchaser’s or the Seller’s cooperation shall include, but not be limited to, permitting the assignment by of rights under this Agreement to a qualified intermediary (as defined in Treasury Regulation Section 1.1031 (k)-1(g)(4)(iii)), and/or entering into an agreement with a qualified intermediary for the acquisition of the Property (or interests in the Property). Notwithstanding the foregoing, the party entering into the Exchange shall fully reimburse, indemnify, defend and hold harmless the other party for all costs and expenses it incurs in connection with the Exchange, and nothing in this Section 10.22 shall permit either party to extend the Closing Date, require either party to take title to any other property, or to incur any additional expenses or liability. The provisions of this Section 10.22 shall survive Closing.
     10.23 No Recording. The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and the Purchaser agrees not to file any lis pendens or other instrument against the Property or the Utility Property in connection herewith. In furtherance of the foregoing, the Purchaser (i) acknowledges that the filing of a lis pendens or other evidence of the Purchaser’s rights or the existence of this Agreement against the Property or the Utility Property, could cause significant monetary and other damages to Seller, and (ii) hereby indemnifies the Seller and the Seller Affiliates from and against any and all liabilities, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by the Purchaser of any of the Purchaser’s obligations under this Section 10.23, and (iii) agrees that a breach of this provision by Purchaser shall immediately entitle Seller to terminate this Agreement and keep the Deposit as liquidated damages. The filing of this Agreement with any court in connection with any litigation hereunder shall not be deemed a breach of this Section 10.23. The provisions of this Section 10.23 shall survive the termination of this Agreement.
     10.24 No Continued Marketing of the Hotel for Sale. The Seller shall not solicit, negotiate, execute or otherwise pursue offers for the purchase and sale of the Property or the Utility Property with any party, other than the Purchaser, during the term of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLER: HOLTSVILLE HOTEL GROUP LLC,
By:	/s/ Jay Furman
Jay Furman,
President

FB HOLTSVILLE UTILITY LLC,
By:	FBB Partners,
its sole member

By:	MFB Realty LLC,
Managing General Partner

By:	/s/ Jay Furman
Jay Furman, Manager

PURCHASER: CHATHAM HOLTSVILLE RI LLC,
By:	/s/ Peter M. Willis
Peter M. Willis
Executive Vice President

As to Section 10.17 only:

CHATHAM HOLTSVILLE RI LEASECO LLC
By:
Name:
Party

CHATHAM HOLTSVILLE RI UTILITY LLC
By:
Name:
Title:

[Purchase and Sale Agreement Signature Page]

Chatham Lodging Trust hereby guaranties to the Seller all of the obligations of the Purchaser that survive the termination of this Agreement.

CHATHAM LODGING TRUST
By:	/s/ Peter M. Willis
Peter M. Willis
Executive Vice President

Title Company executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to Title Company and the holding and disbursement of the Deposit.

CHICAGO TITLE INSURANCE COMPANY
By:
Name:
Title:

[Purchase and Sale Agreement Signature Page]